Exhibit 5.1

FOWLER WHITE

BOGGS BANKER

ATTORNEYS AT LAW

ESTABLISHED 1943

December 21, 2005

Alico, Inc.

P.O. Box 338

LaBelle, Florida 33975-0338

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Alico, Inc. (the “Corporation”) in connection with the Registration Statement on Form S-8 dated as of December 22, 2005 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 31,000 shares of the common stock, $1.00 par value per share, of the Corporation (the “Shares”), to be issued in accordance with the terms of the Corporation’s 2005 Directors’ Stock Compensation Plan (the “Directors’ Compensation Plan”). As counsel for the Corporation, we have examined the Registration Statement and the relevant corporate documents incident to the giving of this opinion.

Based upon the foregoing, and in reliance upon information from time to time furnished to us by the Corporation’s officers, directors and agents, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Stock Option Plan will be legally issued, fully paid and non-assessable.

We understand that this opinion letter is to be used in connection with the Registration Statement, and hereby consent to the filing of this opinion letter with and as an exhibit to the Registration Statement, and to the reference to our firm in the Registration Statement, or in any prospectus delivered thereunder, as experts with respect to legal matters.

Very truly yours,

FOWLER WHITE BOGGS BANKER P.A.

FOWLER WHITE BOGGS BANKER P.A.

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